FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President - Finance	Investor Info: Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE

November 2, 2006

COMFORCE CORPORATION ANNOUNCES
THIRD QUARTER 2006 RESULTS

Woodbury, NY -November 2, 2006- COMFORCE Corporation (AMEX: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported results for its third quarter ended September 24, 2006. Revenues for the quarter were $140.2 million, compared to $139.1 million for the prior year period. The increase in revenue was principally due to continued growth in the Company’s Human Capital Management Services segment, consisting of PRO Unlimited®, where revenues rose 6.3% or $5.0 million over the third quarter of 2005. Staff Augmentation revenue decreased by $3.8 million primarily due to a $3.2 million decrease in Technical Services and a $2.3 million decrease in Telecom, partially offset by a $1.9 million increase in Information Technology.
        Gross profit for the third quarter of 2006 was $22.0 million, or 15.7% of revenues, compared to $20.6 million, or 14.8% of revenues for the third quarter of 2005.
The Company reported operating income of $4.1 million for the quarter, compared to operating income of $4.2 million for the comparable period last year. As a percentage of revenues, operating income was 2.9% in the third quarter of 2006, compared to 3.0% in the third quarter of 2005. This percentage decrease resulted from increased selling, general and administrative expenses of $1.6 million compared to last year due to higher personnel costs, primarily in the Human Capital Management segment.
Interest expense was $2.3 million for the third quarter of 2006, compared to $2.8 million for the same quarter last year. As of September 24, 2006, the Company had reduced its public debt to $22.9 million from $138.8 million in June 2000.
COMFORCE recorded income from continuing operations before income taxes of $1.7 million for the third quarter, compared to $1.6 million for the comparable period last year. The Company recognized a tax provision of $808,000 in the third quarter, compared to a tax benefit of $3.5 million in the third quarter of 2005. In the third quarter of 2005, the income tax benefit was principally attributable to the Company’s recognition in that period of $4.3 million from the resolution of certain federal and state income tax contingencies.
Net income for the third quarter was $922,000 or $0.04 per basic share and $0.03 per diluted share, compared to a net income, inclusive of the $4.3 million tax benefit discussed above, of $5.1 million, or $0.29 per basic share and $0.17 per diluted share for same period last year. Excluding the tax benefit of $4.3 million recorded in the third quarter of 2005, the Company would have reported net income of $771,000 for that period.

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Nine Months Results
COMFORCE reported revenues of $418.8 million for the first nine months of 2006, compared to revenues of $397.7 million for the first nine months of 2005, an increase of 5.3%. The Company’s revenues for the first nine months were favorably impacted by the strong performance of PRO Unlimited, which increased revenues by $19.9 million over the prior year’s first nine months.
Gross profit for the first nine months of 2006 was $64.3 million, or 15.4% of revenues, compared to a gross profit of $57.3 million, or 14.4% of revenues for the first nine months of 2005.
Operating income was $11.6 million for the first nine months of 2006, compared to operating income of $10.4 million for the same period last year.
         Interest expense for the first nine months of 2006 was $7.2 million, compared to interest expense of $8.3 million for the comparable period last year. The lower interest expense was principally the result of a reduction in the Company’s higher interest rate public debt.
COMFORCE reported income from continuing operations before income taxes of $4.5 million for the first nine months of 2006, compared to $1.9 million for the first nine months of 2005. The Company recognized a tax provision of $2.3 million for the nine month period ended September 24, 2006, compared to a tax benefit of $3.4 million for the same period last year. The income tax benefit for the 2005 period was principally attributable to a benefit of $4.3 million related to the resolution of certain federal and state income tax contingencies.
COMFORCE reported net income of $2.3 million for the first nine months of 2006, or $0.09 per basic share and $0.07 per diluted share, compared to net income, inclusive of the $4.3 million tax benefit discussed above, of $5.4 million, or $0.27 per basic share and $0.18 per diluted share for the first nine months of 2005. Excluding the $4.3 million tax benefit, the Company would have reported net income of $1.0 million for the first nine months of 2005.

Comments from Management
John Fanning, Chairman and Chief Executive Officer of COMFORCE stated, “We are pleased to report that PRO Unlimited continued to increase revenues year-over-year in the third quarter, and we are pleased by PRO’s prospects for 2007 based on the continued strong demand we have been seeing for the types of human capital management services PrO provides.
       “We are also pleased with the progress that RightSourcing, our centralized solution for managing staffing vendor services, has made during the first nine months of this year. We have continued optimism concerning the prospects for both PRO and RightSourcing as we continue our transition to a business process outsourcing company.”
       Mr. Fanning continued, “Increasing our gross profit percentage was one of our highest priorities going into 2006 and I am pleased to report that our gross profit as a percentage of revenues increased by 1.0% during the first nine months of this year. I should also note that our SG&A expenses increased during the quarter, primarily due to the addition of new personnel, as we continued to invest in our Company to support our future growth. At the same time, we expect to experience interest expense savings of approximately $1 million annually as a result of our redemption of $21.4 million principal amount of our 12% Senior Notes, which we completed in August 2006. Our public debt now stands at $22.9 million, compared to $138.8 million in June 2000.”

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About COMFORCE
COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces. We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support services, technical and engineering, information technology, telecommunications and other staffing needs. We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.
The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited® subsidiary. The Staff Augmentation segment provides healthcare support services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services. The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements. Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

•	in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of

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•	funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	the necessity of writing off goodwill in future periods;

•
as a result of covenants and restrictions in the documents governing the Senior Notes, the PNC Credit Facility or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 25, 2005 (a copy of which may be accessed through www.sec.gov or ).

-Financial Tables Follow

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
	2006	2005	2006	2005

Net sales of services	$140,158	$139,066	$418,809	$397,669

Costs and expenses:
Cost of services	118,207	118,438	354,471	340,357
Selling, general and administrative expenses	17,055	15,452	50,368	44,260
Depreciation and amortization	787	948	2,337	2,672

Total costs and expenses	136,049	134,838	407,176	387,289

Operating income	4,109	4,228	11,633	10,380

Other income (expense):
Interest expense	(2,292)	(2,783)	(7,222)	(8,346)
Loss on debt extinguishment	(151)	(37)	(169)	(290)
Other income (expense), net	64	160	264	153
	(2,379)	(2,660)	(7,127)	(8,483)

Income from continuing operations before income taxes	1,730	1,568	4,506	1,897
Provision (benefit) for income taxes [1]	808	(3,545)	2,251	(3,374)

Income from continuing operations	922	5,113	2,255	5,271

Income from discontinued operations, net	-	-	-	101

Net income	$922	$5,113	$2,255	$5,372

Dividends on preferred stock	252	254	754	754

Net income available to common stockholders	$670	$4,859	$1,501	$4,618

Basic income per common share:

Income from continuing operations	$0.04	$0.29	$0.09	$0.27
Income from discontinued operations	-	-	-	-
Basic income per common share	$0.04	$0.29	$0.09	$0.27

Diluted income per common share:

Income from continuing operations	$0.03	$0.17	$0.07	$0.18
Income from discontinued operations	-	-	-	-
Diluted income per common share	$0.03	$0.17	$0.07	$0.18

Weighted average common shares outstanding, basic	17,337	16,917	17,302	16,862
Weighted average common shares outstanding, diluted	31,420	30,130	26,741	29,766

(1) Recorded in the third quarter of 2005 was a $4.3 million tax benefit from the resolution of certain federal and state income tax contingencies.

COMFORCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
September 24, 2006 and December 25, 2005
(in thousands, except share and per share amounts)

	September 24,	December 25,
Assets	2006	2005
	(unaudited)

Current assets:
Cash and cash equivalents	$4,534	8,417
Accounts receivable, less allowance of $351 and $354 in 2006 and 2005, respectively	112,464	103,201
Funding and service fees receivable, less allowance of $271 and $351 in 2006 and 2005, respectively	15,290	15,715
Prepaid expenses and other current assets	4,295	4,997
Deferred income taxes, net	1,926	2,004
Total current assets	138,509	134,334

Deferred income taxes, net	1,088	1,100
Property and equipment, net	4,936	5,260
Intangible assets, net	-	40
Goodwill, net	32,073	32,073
Deferred financing costs, net	788	851
Other assets	264	320

Total assets	$177,658	173,978

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,283	3,864
Accrued expenses	104,383	87,307
Total current liabilities	106,666	91,171

Long-term debt (including related party debt of $1,462 in 2006 and $1,405 in 2005)	91,462	105,792
Other liabilities	37	46

Total liabilities	198,165	197,009

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 17,339,371 and 17,079,532 shares issued and outstanding in 2006 and 2005, respectively	173	171
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at September 24, 2006 and December 25, 2005, with an aggregate liquidation preference of $7,812 at September 24, 2006 and $7,466 at December 25, 2005	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at September 24, 2006 and December 25, 2005, with an aggregate liquidation preference of $629 at September 24, 2006 and $600 at December 25, 2005	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at September 24, 2006 and December 25, 2005, with an aggregate liquidation preference of $7,651 at September 24, 2006 and $7,273 at December 25, 2005	10,264	10,264
Additional paid-in capital	48,143	47,727
Accumulated other comprehensive income	(2)	147
Accumulated deficit	(83,902)	(86,157)

Total stockholders’ deficit	(20,507)	(23,031)

Total liabilities and stockholders’ deficit	$177,658	173,978

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